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                                                                    Exhibit 21.2

                          CommScope, Inc. Subsidiaries

CommScope, Inc. of North Carolina
Incorporated:  North Carolina

General Instrument Foreign Sales Corp.
Incorporated:  Barbados

Cable Transport, Inc.
Incorporated:  North Carolina

CommScope India, Inc.
Incorporated:  Delaware